Exhibit 99.2

NEWS

Contact:	John Haudrich (investors), 314-656-5375
Stephanie Meiners (investors), 314-656-5371
Tom Lange (media), 314-656-5369
www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES CASH TENDER OFFER FOR 9¾% SENIOR NOTES

CHICAGO, March 12, 2007 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that its wholly owned subsidiary, Smurfit-Stone Container Enterprises, Inc. (“SSCE”), has commenced a cash tender offer for any and all of its approximately $648 million principal amount of outstanding 9¾% Senior Notes due 2011 (the “9¾% Notes”).  The 9¾% Notes were originally issued by SSCE’s predecessor, Stone Container Corporation.  In connection with the tender offer, SSCE is soliciting consents from holders of the 9¾% Notes to effect proposed amendments to the indenture governing the 9¾% Notes which would eliminate substantially all of the restrictive covenants and certain of the event of default provisions relating to the 9¾% Notes.

The total consideration paid to holders for each $1,000 principal amount of 9¾% Notes will be $1,035.00, which includes a consent payment of $30.00.  Holders who validly tender and do not withdraw their 9¾% Notes and validly deliver and do not revoke their consents on or prior to the early tender date will receive the total consideration, plus accrued interest.  Holders who tender their 9¾% Notes after the early tender date, but on or prior to the offer expiration date, will receive the total consideration less the consent payment, or $1,005.00 per $1,000 principal amount of 9¾% Notes tendered, plus accrued interest.  Holders of the 9¾% Notes cannot tender their 9¾% Notes without delivering their consents to the proposed amendments and cannot deliver consents without tendering the 9¾% Notes.  Tenders of 9¾% Notes may be withdrawn and consents may be revoked at any time prior to the early tender date, but not thereafter, except in limited circumstances.

The early tender date deadline is 5:00 p.m., Eastern time, on Friday, March 23, 2007, unless terminated or extended.  The tender offer will expire at 12:00 midnight, Eastern time, on Friday, April 6, 2007, unless terminated or extended.

For additional information regarding the tender offer and consent solicitation, please contact Deutsche Bank, the dealer manager and consent solicitation agent for the tender offer and the consent solicitation, at 212-250-7772, or D.F. King, the information agent for the tender offer and the consent solicitation.  Bankers and brokers may call D.F. King collect at 212-269-5550; others may call toll free at 800-669-5550.

This press release is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the 9¾% Notes.  The tender offer and consent solicitation is being made solely by the Offer to Purchase for Cash and Consent Solicitation Statement dated March 12, 2007 and the related Letter of Transmittal and Consent.

# # #

Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits.  As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging.  Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 180 facilities and employs approximately 25,200 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2006, as updated from time to time in the company’s Securities and Exchange Commission filings. In this press release, certain non-U.S. GAAP financial information is presented. A reconciliation of those numbers to U.S. GAAP financial measures and additional disclosure regarding our use of non-GAAP financial measures are included in the attached schedules.